INTERNATIONAL ASSETS HOLDING CORPORATION
                  STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                 For the Nine Months Ended June 30, 2000 and 1999


                                                           2000         1999
Basic Earnings Per Share
Numerator:
  Net income                                             $ 478,728   $ 363,034

Denominator:
  Weighted average number of common shares outstanding   2,099,815   1,816,032


Basic earnings per share                                    $ 0.23        0.20


Diluted Earnings Per Share
Numerator:
  Net income                                             $ 478,728   $ 363,034

Denominator:
  Weighted average number of common shares outstanding   2,099,815   1,816,032

  Weighted average number of net common shares that
  would be issued upon exercise of dilutive options
  assuming proceeds used to repurchase shares
  pursuant to the treasury stock method (1)                279,367     321,449

  Weighted average number of common shares and dilutive
  potential common shares outstanding                    2,379,182   2,137,481


Diluted earnings per share                                  $ 0.20        0.17


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(1)  The treasury stock  method recognizes the use of proceeds that could be obtained upon exercise of options in computing diluted earnings per share. It assumes exercise of options as of the beginning of the period or when issued, if later, and that any proceeds would be used to purchase common stock at the average market price during the period.


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                      INTERNATIONAL ASSETS HOLDING CORPORATION
                   STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                  For the Three Months Ended June 30, 2000 and 1999


                                                        2000 (1)     1999 (2)
                                                        -------      -------
Basic (Loss) Earnings Per Share
Numerator:
  Net (loss) income                                  $ (141,305)   $   38,880

Denominator:
  Weighted average number of common shares
    outstanding                                       2,181,347     1,871,078

  Basic (loss) earnings per share                    $    (0.06)   $     0.02

Diluted (Loss) Earnings Per Share
Numerator:
  Net (loss) income                                  $ (141,305)   $   38,880

Denominator:
  Weighted average number of common shares
    outstanding                                       2,181,347     1,871,078

  Weighted average number of net common shares that
  would be issued upon exercise of dilutive options
  assuming proceeds used to repurchase shares
  pursuant to the treasury stock method (3)                  -        503,329

  Weighted average number of common shares and
  dilutive potential common shares outstanding        2,181,347     2,374,407


  Diluted (loss) earnings per share                  $    (0.06)   $     0.02

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(1)   Diluted loss per share is the same as  basic  loss per share for 2000 because of the anti-dilutive impact of the dilutive potential common shares due to the net loss for 2000.

(2) Diluted earnings per share is the same as basic earnings per share for 1999 because of the rounding impact at two decimal places.

(3) The treasury stock method recognizes the use of proceeds that could be obtained upon exercise of options in computing diluted earnings per share. It assumes exercise of options as of the beginning of the period or when issued, if later, and that any proceeds would be used to purchase common stock at the average market price during the period.